Free Writing Prospectus Filed Pursuant to Rule 433 Reg-Statement No. 333-195645 Barclays PLC Fixed Income Investor Presentation Q3 2015 Results Announcement 29 October 2015

Continued progress in 2015 year to date Increased Group adjusted pre-tax profits by 4%, with Core up 7% Positive cost to income jaws: Group adjusted costs of Ł12.5bn, down 5% Core business continued to perform well: PBT of Ł6.0bn and RoE of 10.5% Further progress on Non-Core: Ł2.5bn of equity released YTD and RWAs reduced to Ł55bn Building capital: Strong capital generation of 80bps YTD taking the CET1 ratio to 11.1% 2 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Performance Overview

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Summary Group financials: adjusted PBT up 4% in 2015 YTD

	Ninth months ended – September (£m)	2014	2015	% change
	Income	19,710	19,090	(3%)
	Impairment	(1,595)	(1,468)	8%
	– *Operating expenses*	*(12,051)*	*(11,654)*	*3%*
	– *Costs to achieve (CTA)*	*(826)*	*(539)*	*35%*
	– *Litigation and conduct*	*(309)*	*(272)*	*12%*
	Total operating expenses	(13,186)	(12,465)	5%
	Adjusted profit before tax	4,939	5,156	4%
	Tax	(1,630)	(1,481)	9%
	NCI and other equity interests	(721)	(733)	(2%)
	Adjusted attributable profit	2,588	2,942	14%
Adjusting items	– *Own credit*	*96*	*605*	
Adjusting items	– *Gain on US Lehman acquisition assets*	*461*	*496*	
Adjusting items	– *Gain on valuation of a component of the defined retirement benefit liability*	–	*429*	
Adjusting items	– *Provisions for UK customer redress*	*(910)*	*(1,322)*	
Adjusting items	– *Provisions for ongoing investigations and litigation including Foreign Exchange*	*(500)*	*(1,070)*	
Adjusting items	– *Losses on sale relating to the Spanish and Portuguese businesses*	*(364)*	*(319)*	
	Statutory profit before tax	3,722	3,975	7%
	Statutory attributable profit	1,505	2,028	35%
	Basic earnings per share[1]	16.1p	17.9p	
	Return on average shareholders' equity[1]	6.3%	7.1%	
	Dividend per share	3.0p	3.0p	

Nine months financial performance[2]

- PBT increased 4% to £5.2bn reflecting improved PBT in all Core operating businesses
- Income decreased 3% to £19.1bn from active run-down of Non-Core
  - Core income increased 2% to £19.0bn, with growth particularly in Barclaycard
- Impairment improved 8% to £1.5bn; loan loss rate reduced 3bps to 40bps
- Costs reduced 5% to £12.5bn primarily in Non-Core, the Investment Bank and PCB
- CTA, and litigation and conduct charges both reduced
  - Excluding CTA, the Group cost base was £11.9bn
- Attributable profit was £2.9bn, resulting in a RoE of 7.1% and EPS of 17.9p
  - Core RoE was 10.5%, with dilution of Group RoE from the Non-Core of (3.4%)
- Adjusting items in Q315 included:
  - Own credit gain of £195m
  - Additional provision for UK customer redress of £290m
  - Additional provisions for ongoing investigations and litigation including Foreign Exchange of £270m
  - Loss of £201m relating to the announced sale of the Portuguese retail business within Non-Core
- Statutory PBT, after conduct provisions and other adjusting items, increased 7% to £4.0bn

[1] EPS and RoE calculations are based on adjusted attributable profit, also taking into account tax credits on AT1 coupons | [2] Adjusted metrics unless stated otherwise |

4 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Q3 Core performance: Profit growth across all operating businesses[1]

Three months ended (£m)	Sep-14	Sep-15	% change
Income	6,008	6,102	2%
Impairment	(492)	(470)	4%
– *Operating expenses*	*(3,557)*	*(3,626)*	*(2%)*
– *Costs to achieve*	*(202)*	*(201)*	*-*
– *Litigation and conduct*	*(16)*	*(64)*	*>(200%)*
Total operating expenses	(3,775)	(3,891)	(3%)
Profit before tax	1,747	1,764	1%
Attributable profit	1,002	1,115	11%

Financial performance measures		
Average allocated equity	£43.0bn	£47.7bn
Return on average tangible equity	11.5%	11.4%
Return on average equity	9.5%	9.5%
Cost:income ratio	63%	64%
Basic EPS contribution	6.2p	6.8p

	Jun-15	Sep-15
CRD IV RWAs	£320bn	£327bn
Leverage exposure	£973bn	£989bn

Profit before tax (£m)	Sep-14	Sep-15	% change
– *Barclaycard*	*362*	*508*	*40%*
– *Investment Bank*	*284*	*317*	*12%*
– *Personal & Corporate Banking*	*789*	*855*	*8%*
– *Africa Banking*[1]	*272*	*251*	*(8%)*
– *Head Office*	*(40)*	*(167)*	*>(200%)*
Core	1,747	1,764	1%

Financial performance

- Income increased 2% to £6.1bn
  - Strong growth in Barclaycard and Investment Bank income
  - Partially offset by adverse currency movements in Africa Banking, and lower Wealth income in PCB following the announced sale of the US wealth business
- Impairment reduced 4% to £470m despite volume growth, resulting in the loan loss rate improving 3bps to 43bps
  - Remains low relative to historical levels, reflecting the improved UK economic environment
- Costs increased 3% to £3.9bn due to Barclaycard growth and structural reform implementation costs in Head Office, in addition to higher litigation and conduct charges
- Attributable profit was £1.1bn with EPS contribution of 6.8p
- RoE was 9.5% and 10.7% excluding CTA on a significantly increased capital base
  - Average allocated equity grew £5bn year-on-year to £48bn

[1] For Africa Banking, PBT increased 4% on a constant currency basis. Constant currency results are calculated by converting ZAR results into GBP using the average exchange rate for the three months ended 30 September 2015 to eliminate the impact of movement in exchange rates between the reporting periods |

5 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Non-Core: Continued shrinkage and capital recycling

Three months ended (£m)	Sep-14	Jun-15	Sep-15
– *Businesses*	*327*	*153*	*199*
– *Securities and Loans*	*106*	*(42)*	*(138)*
– *Derivatives*	*(63)*	*(79)*	*(55)*
Income	370	32	6
Impairment	(17)	(8)	(25)
– *Operating expenses*	*(321)*	*(234)*	*(216)*
– *Costs to achieve*	*(130)*	*(12)*	*(22)*
– *Litigation and conduct*	*(82)*	*(36)*	*(74)*
Total operating expenses	(533)	(282)	(312)
Loss before tax	(157)	(256)	(337)
Attributable loss	(173)	(203)	(328)
Financial performance measures			
Average allocated equity	£12.6bn	£9.3bn	£8.4bn
Period end allocated equity	£12.1bn	£8.3bn	£8.5bn
Return on average equity drag[1]	(3.4%)	(3.2%)	(3.8%)
Basic EPS contribution	(1.0p)	(1.2p)	(2.0p)

	Sep-14	Jun-15	Sep-15
CRD IV RWAs	£81.0bn	£56.6bn	£54.8bn
Leverage exposure	£317bn	£166bn	£152bn

Highlights

- Period end allocated equity reduced by £3.6bn year-on-year to £8.5bn
- RWAs reduced by £26bn year-on-year; £2bn in the quarter including the sale of the UK Secured Lending business
  - Securities and loans RWAs reduced by £2bn during Q315
  - Continued progress on execution of trade unwinds to reduce Derivative RWAs in Q315 was impacted by counterparty credit risk model updates, adverse movements in forward interest rate curves and FX
  - The announced sale of the Portuguese retail business is expected to result in a further reduction in RWAs of £1.7bn on completion in Q116
- Income reduced to £6m due to the previous sale of income generating businesses and assets, the active run-down of securities, Fixed Income Financing, and legacy structured and credit products
- Impairment increased to £25m, driven by single name exposures and impairments of the legacy Italian cards portfolio
- Costs reduced 41% year-on-year to £312m reflecting the exit of the Spanish, UAE, commodities and several principal investment businesses
- Attributable loss increased to £328m, but with the continued reduction in allocated equity, the Non-Core drag on Group RoE was (3.8%)

[1] Return on average equity for Non-Core represents its impact on the Group, being the difference between Group returns and Core returns. This does not represent the return on average equity of the Non-Core business

6 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Non-Core: Reductions across every measure 1 Operational risk plus DTAs | 2 Total reflects rounding | 3 Excluding litigation, CTA and UK Bank Levy | 4 Excludes impact of the announced sale of the Portuguese retail business | 7 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Capital & Leverage

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Progressive strengthening of key capital metrics

Fully-loaded CET1 ratio[1]


200bps
c.12.1%
Significant conduct and litigation[2] c.100bps
9.1%
9.9%
10.3%
11.1%
11.1%
>11%
>12%
Dec-13
Jun-14
Dec-14
Jun-15
Sep-15
2016 Target
End state Target

- CET1 ratio increased 200bps since Dec-13 to 11.1% enabling us to achieve our 2016 target 18 months early
- In line with guidance, the CET1 ratio was flat in Q315
  - Fully-loaded CET1 capital grew £0.4bn to £42.4bn, primarily driven by quarterly profits after absorbing adjusting items
  - RWAs increased £5bn to £382bn driven by growth in the Core businesses
- While we expect to continue to grow our CET1 towards our end-state target over time, the year-end CET1 ratio is expected to remain around the current level

Leverage ratio[3]


120bps
3.0%
3.4%
3.7%
4.1%
4.2%
>4.0%
Dec-13
Jun-14
Dec-14
Jun-15
Sep-15
2016 Target

- Leverage ratio improved 120bps since Dec-13 to 4.2% and is already above our 2016 target
- The ratio improved 10bps in Q315
  - Tier 1 capital grew £1.4bn to £47.9bn reflecting £1bn of AT1 issuance and CET1 capital growth
  - Leverage exposure flat at £1,141bn as the £14bn reduction achieved in Non-Core was offset by increases in the Core businesses
- Leverage ratio remains in excess of the expected minimum end-state requirement for Barclays of 3.7%

[1] Based on Barclays interpretation of the final CRD IV text and latest EBA technical standards | [2] Cumulative conduct and litigation since FY13 | [3] Sep-15 based on end-point CRR definition of Tier 1 capital for the numerator and the CRR definition of leverage exposure as adopted by the European Union delegated act. This is broadly consistent with the BCBS 270 definition, which was the basis of Jun-14 and Dec-14 comparatives. Dec-13 not comparable to the estimates as of Jun-14 onwards due to different basis of preparation: estimated ratio and T1 capital based on PRA leverage ratio calculated as fully-loaded CRD IV T1 capital adjusted for certain PRA defined deductions, and a PRA adjusted leverage exposure measure |

9 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM RWAs: Closely managed to support business growth and capital ratio accretion RWAs (Łbn) Highlights • RWAs increased by Ł5bn in the quarter to Ł382bn, primarily driven by growth in the Core, notably in the Investment Bank and PCB • In Core, RWAs increased Ł7bn particularly in the Investment Bank and due to Corporate loan growth in PCB • There was a reduction of Ł2bn in the quarter in the Non-Core, including the sale of the UK Secured Lending business 1 Excludes model and methodology driven movements | 2 Includes foreign exchange movements of Ł0.8bn. This does not include movements for modelled counterparty risk or modelled market risk | 10 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Continued progress on the transition towards end-state capital structure

Evolution of capital structure


17.7%
Total capital ratio
3.4% (£13.2bn) T2
1.8% (£6.7bn) Legacy T1
1.4% (£5.2bn¹) AT1
11.1% (£42.4bn) CET1
Barclays Q315 capital structure (PRA Transitional)
≥17%
Total capital ratio
≥2.9% T2 (incl. P2A)
2.0% AT1 (incl. P2A)
c.1.5% Internal buffer
2.0% G-SII
2.5% Capital Conservation buffer
1.6% P2A
4.5% CET1
CCCB/ Sectoral buffers
Barclays' 'target' end-state capital structure

Fully-loaded CRD IV capital position

- Transitional and fully-loaded total capital ratios increased by 30bps to 17.7% (Jun-15: 17.4%), and 16.5% (Jun-15: 16.2%) respectively, mainly reflecting £1bn of AT1 issuance and CET1 ratio progress
- We continue to transition towards our end-state capital structure which currently assumes at least 17% of total capital
- We aim to manage our capital structure in an efficient manner:
  - Expect to build an additional c.60bps of AT1 to reach 2% in end-state through measured issuance over time
  - Quantum of Tier 2 capital in end-state to maintain a total capital ratio of at least 17% will be informed by TLAC and MREL rules, as well as relative pricing of Tier 2 and senior unsecured debt

Pillar 2A requirement[2]

- Barclays 2015 Pillar 2A requirement as per the PRA's Individual Capital Guidance (ICG) is 2.8%. The ICG is subject to at least annual review
  - CET1 of 1.6% (assuming 56% of total P2A requirement)
  - AT1 of 0.5% (assuming 19% of total P2A requirement)
  - T2 of 0.7% (assuming 25% of total P2A requirement)
- The PRA consultation on the Pillar 2 framework (CP1/15), and Basel Committee consultations and reviews of approaches to Pillar 1 and Pillar 2 risk might further impact the Pillar 2A requirement in the future

[1] Net of other regulatory adjustments and deductions relating to AT1s of £130m | [2] Point in time assessment made at least annually, by the PRA, to reflect idiosyncratic risks not fully captured under Pillar 1 |

11 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Significant management focus on maintaining robust capital buffers above future mandatory distribution restrictions

CET1 requirements[1] (as at 1 January except Q315)


Minimum CRD IV requirement
2015 Pillar 2A requirement
Capital conservation buffer (CET1)
G-SII buffer (CET1)
Indicative trajectory of fully-loaded CET1 ratio
Mandatory distribution restriction level[3]
Sliding scale of restrictions[4]
Currently estimated >12%
11.1%
c.£16bn (410bps) Capital buffer
c.150bps Management buffer
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
7.2%
8.4%
9.5%
10.6%
60%
40%
20%
0%
4.5%
1.6%
0.5%
0.6%
1.0%
1.3%
1.5%
1.9%
2.0%
2.5%
Sep-15
Jan-16
Jan-17
Jan-18
Jan-19

Estimated buffers[1,2] (vs. AT1 7% trigger and 1 January MDA restrictions)

	Sep-15	Jan-16	Jan-17	Jan-18	Jan-19
To AT1 7% trigger	c.£16bn	c.£17bn	c.£18bn	c.£19bn	>£20bn
To MDA restriction	n/a	c.£16bn	c.£13bn	c.£9bn	>£6bn

- Maintained robust capital buffers above minimum CET1 requirements and Contingent Capital triggers:
  - AT1 securities and PRA 7% expectation: c.410bps or £16bn
  - T2 contingent capital: c.570bps or £21.8bn[5]
- Expect to build towards >12% in end-state, including an internal management buffer of c.150bps above the current regulatory expectation of 10.6% in 2019[6]
- The internal management buffer is critical to guard against mandatory distribution restrictions[3], which are applicable from 1 January 2016 on a phased-in basis under CRD IV
- The internal management buffer, which is intended to absorb fluctuations in the CET1 ratio, is recalibrated frequently
- The 'target' end-state CET1 ratio could be revised in case of changes to minimum CET1 requirement or internal reassessment
- In addition to the internal management buffer, Barclays recovery plan actions are calibrated to take effect ahead of breaching the CBR (Combined Buffer Requirement)

[1] This analysis is presented for illustrative purposes only and is not a forecast of Barclays' results of operations or capital position or otherwise. The analysis is based on certain assumptions, which cannot be assured and are subject to change, including: straight line progress towards meeting our CET1 ratio targets; constant RWAs of £400bn as per 2016 guidance from 1 January 2016 onwards; holding constant the P2A at 2015 level (which may not be the case as the requirement is subject to at least annual review); and CET1 resources not required to meet any shortfall to the AT1 or T2 components of the minimum capital requirement. Proposals in the FSB Consultative Document on the "Adequacy of loss-absorbing capacity of global systemically important banks in resolution", published 10 November 2014 not considered. While not impacting mandatory distribution restrictions, this does not take into account any potential PRA buffer expectations | [2] Buffers (except Sep-15) calculated assuming straight line CET1 growth to 1 January 2019 expectation | [3] CRD IV rules on mandatory distribution restrictions apply from 1 January 2016 onwards based on transitional CET1 requirements. As per CRD Art. 141, restrictions on distributions (dividends and other payments in respect of ordinary shares, payments on AT1 securities and variable compensation) would apply in case of a breach of the Combined Buffer Requirement as defined in CRD Art 128(6) | [4] Calculated as profits multiplied by an MDA factor, both as defined in CRD Art. 141, and the PRA rule book implementing CRD IV | [5] Based on the CRD IV CET1 transitional (FSA October 2012 statement) the ratio was 12.7% as at 30 September 2015 based on £48.4bn of transitional CRD IV CET1 capital and £382bn of RWAs | [6] Barclays current regulatory target is to meet a FL CRD IV CET1 ratio of 9% by 2019, plus a Pillar 2A add-on (currently 1.6%). Pillar 2A requirements for 2015 held constant out to end-state for illustrative purposes. The PRA buffer is assumed to be below the combined buffer requirement of 4.5% in end-state albeit this might not be the case. CCCB, other systemic and sectoral buffer assumed to be zero

12 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Leverage ratio increased to 4.2% Leverage exposure1 (Łbn) L&A and other assets2 Derivatives SFTs Undrawn commitments Leverage ratio1 Highlights • Improvement in leverage ratio in Q315 driven by AT1 issuance and CET1 capital growth • Leverage exposure up by Ł2bn to Ł1,141bn as the decrease achieved in Non-Core was offset by increases in the Core businesses • The Ł16bn increase in Core to Ł989bn, was primarily driven by underlying business growth and to a lesser extent, market movements, including foreign exchange • The Ł14bn decrease in Non-Core to Ł152bn was primarily due to further reductions in fixed income financing and derivatives exposures 1 Jun-15 and Mar-15 based on end-point CRR definition of Tier 1 capital for the numerator and the CRR definition of leverage exposure as adopted by the European Union delegated act. This is broadly consistent with the BCBS 270 definition, which was the basis of the Dec-14 comparative | 2 Loans and advances and other assets net of regulatory deductions and other adjustments | 13 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Holding company transition and structural reform

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

UK approach to resolution[1]

Illustrative UK resolution loss allocation waterfall[1]

OpCo waterfall

STEP 1

- Total OpCo losses are allocated to OpCo investors in accordance with the OpCo creditor hierarchy
- Each class of instrument should rank *pari passu* irrespective of holder, therefore LGD of external and internal instruments of the same class are expected to be the same

Intercompany investments

STEP 2

- Losses are transmitted to HoldCo through write-down of its intercompany investments in line with the OpCo's creditor hierarchy
- The HoldCo's investments are impaired by aggregating the losses on each of the intercompany investments

HoldCo waterfall

STEP 3

- The loss on HoldCo's investment from step 2 is allocated to the HoldCo's investors in accordance with the HoldCo creditor hierarchy
- The HoldCo creditor hierarchy remains intact


LOSS ABSORBTION
5
4
3
2
1
Senior Unsecured
Other internal TLAC²
External Tier 2
Inter-company Tier 2
External Tier 1
Inter-company AT1
Equity
OpCo Liabilities
Loss allocation
Senior Unsecured investment
Other internal TLAC² investment
Tier 2 investment
AT1 investment
Equity investment
HoldCo Investments in OpCo
Senior Unsecured
Tier 2
Additional Tier 1
Equity
HoldCo Liabilities
LOSS ABSORBTION

- BRRD PONV write-down powers ensures OpCo regulatory capital (external and internal) is written down after equity[3]
- The illustrative loss shows that external and internal OpCo investments of the same rank in resolution should have the same LGD. However, step 3 illustrates that the LGD for an OpCo instrument class could be different to that of the same class at the HoldCo where the diversification of a banking group is retained
- External loss absorbing capacity at OpCo provides support to HoldCo and its creditors
- Important for UK HoldCo investors to understand nature of intercompany arrangements

[1] Illustrative example based on Barclays expectations of the creditor hierarchy in a resolution scenario to demonstrate so-called "single-point-of-entry" in the UK in a situation where a HoldCo has more than one subsidiary and the quantum of the loss suffered by OpCo exceeds its equity capacity. This illustrative allocation of losses assumes that losses occur at the OpCo and that no additional incremental losses arise at the HoldCo. Each layer absorbs losses to the extent of its capacity, following which any recapitalisation of the entity requires write-down/conversion of more senior layers in accordance with the creditor hierarchy. | [2] Total loss absorbing capacity (TLAC) as proposed in the FSB Consultative Document on the adequacy of loss-absorbing capacity of global systemically important banks in resolution dated 10 November 2014 | [3] Point of non-viability power implemented in the UK in accordance with Article 59 of the Bank Recovery and Resolution Directive |

15 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Managing the risk profile of Holding Company term senior unsecured debt today and in end-state

Managing HoldCo term senior debt credit profile in transition[1]


Barclays PLC (HoldCo)
External term senior unsecured debt
Subscription of internal OpCo senior unsecured debt[2]
Barclays Bank PLC (OpCo)
External term senior unsecured debt
OpCo Operating Liabilities

- We are currently using senior proceeds raised by Barclays PLC to subscribe for senior unsecured debt in Barclays Bank PLC
- In a resolution scenario today, this should result in *pari passu* treatment between internally and externally issued OpCo senior unsecured debt[1]
- Senior HoldCo investors should also be supported by OpCo capital and subordinated debt in current state

Delivering robust credit profile for HoldCo term senior unsecured investors in end-state[3]


Barclays PLC (HoldCo)
External term senior unsecured debt, plus refinanced OpCo term senior unsecured debt
Subscription of internal "TLAC-eligible" debt[4]
Barclays Bank PLC (OpCo)
Operating Liabilities less HoldCo refinanced term senior unsecured debt

Refinancing profile


OpCo Senior
HoldCo Senior
Total capital
Total capital

Barclays Proxy TLAC ratio evolution[4]

- As we transition towards a HoldCo capital and term funding model, quantum of HoldCo term senior unsecured debt increases materially over time while outstanding OpCo term senior unsecured debt materially reduces
- If HoldCo term senior unsecured debt proceeds are used to subscribe for TLAC eligible debt in an OpCo in end-state, the structural subordination that would arise for HoldCo creditors should be mitigated by the increasing balance of term senior unsecured debt at the HoldCo and commensurate reducing balance of term senior unsecured debt at the OpCo

[1] Barclays' expectations of the creditor hierarchy in a resolution scenario; assumes internal subordination not imposed during transition | [2] HoldCo investments can be viewed in Barclays PLC parent company balance sheet, on slide 18 | [3] Assumes that most or all of the term non-structured senior unsecured funding currently outstanding at Barclays Bank PLC has been refinanced out of Barclays PLC | [4] Barclays' Proxy TLAC ratio as illustrated on slide 17 reflecting Barclays' interpretation of the FSB Consultative Document on "Adequacy of loss-absorbing capacity of global systemically important banks in resolution", published 10 November 2014, including certain assumptions on the inclusion or exclusion of certain liabilities where further regulatory guidance is necessary. Evolving regulation, including the implementation of MREL beginning 1 January 2016 and any subsequent regulatory policy interpretations, may require a change to the current approach |

16 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Proactive refinancing out of HoldCo supports achieving future Total Loss Absorbing Capacity (TLAC) 1 requirements (Łbn) Sep-15 PRA transitional Common Equity Tier 1 capital 42 PRA transitional Additional Tier 1 regulatory capital 12 – Barclays PLC (HoldCo) 5 – Barclays Bank PLC (OpCo) 7 PRA transitional Tier 2 regulatory capital 13 – Barclays PLC (HoldCo) 1 – Barclays Bank PLC (OpCo) 12 PRA transitional total regulatory capital 67 Barclays PLC (HoldCo) term vanilla senior unsecured debt2 6 Barclays Bank PLC (OpCo) term vanilla senior unsecured debt3 21 Total term vanilla senior unsecured debt 27 Total capital and term vanilla senior unsecured debt 94 RWAs 382 Leverage exposure 1,141 Proxy risk-weighted TLAC ratio ~ 25% Proxy leverage based TLAC ratio ~ 8% • Expect TLAC conformance to be achieved primarily through refinancing OpCo term senior unsecured debt out of the HoldCo • While requirements remain to be set, Barclays’ current expectation is a multi-year conformance period to meet future requirements and build prudent TLAC-buffers • Based on Barclays current interpretation of TLAC requirements, our proxy TLAC ratio is 25%4 assuming that all Barclays Bank PLC term vanilla senior unsecured debt is refinanced from HoldCo and when required, subordinated to OpCo operating liabilities—Around half of our OpCo term vanilla senior unsecured debt matures by 20195. Timing of issuance vs. maturities may vary—Flexibility to build higher ratio if necessary, including the possibility to partially refinance OpCo structured notes into vanilla HoldCo senior unsecured term debt • The future TLAC-ratio should also benefit from CET1 capital growth and further debt issuance towards end-state expectations • We currently do not intend to use HoldCo senior unsecured debt proceeds to subscribe for OpCo liabilities on a subordinated basis until required to do so by end-state TLAC/MREL requirements • Final rules on TLAC expected from the FSB in Q415, followed by a consultation on MREL by the PRA • While MREL applies from 1 January 2016, we expect bank-specific ratios to be communicated later in 2016 and for TLAC and MREL requirements to be consistent in end-state • As TLAC and MREL rules are finalised, and as we approach implementation date, we will continue to assess the appropriate composition and quantum of our future TLAC/MREL stack 1 For illustrative purposes only reflecting Barclays’ interpretation of the FSB Consultative Document on “Adequacy of loss-absorbing capacity of global systemically important banks in resolution”, published 10 November 2014, including certain assumptions on the inclusion or exclusion of certain liabilities where further regulatory guidance is necessary. Evolving regulation, including the implementation of MREL beginning 1 January 2016 and any subsequent regulatory policy interpretations, may require a change to the current approach | 2 Barclays PLC issued term senior unsecured debt assumed to qualify for consolidated TLAC purposes regardless of residual maturity I 3 Comprises all outstanding Barclays Bank PLC issued public and private term vanilla senior unsecured debt, regardless of residual maturity. This excludes Ł28bn of notes issued under the structured notes programmes | 4 Including the 4.5% combined buffer requirement which needs to be met in CET1. The combined buffer requirement in end state is expected to comprise a 2% G-SII buffer and 2.5% capital conservation buffer on a fully phased in basis. | 5 Please see maturity profile of outstanding OpCo term senior unsecured debt on slide 46 | 17 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Barclays PLC parent company accounts

Barclays PLC parent company balance sheet

Balance sheet	As at 31 Dec-14 £m	As at 30 Jun-15 £m	As at 30 Sep-15 £m
Assets			
Investment in subsidiary	33,743	34,303	**35,303**
Loans and advances to subsidiary	2,866	5,318	**6,913**
Derivative financial instrument	313	194	**269**
Other assets	174	184	**166**
Total assets	37,096	39,999	**42,651**
Liabilities			
Deposits from banks	528	519	**536**
Subordinated liabilities	810	800	**823**
Debt securities in issue	2,056	4,518	**6,090**
Other liabilities	10	-	**-**
Total liabilities	3,404	5,837	**7,449**
Shareholders' equity			
Called up share capital	4,125	4,193	**4,196**
Share premium account	16,684	17,330	**17,355**
Other equity instruments	4,326	4,326	**5,321**
Capital redemption reserve	394	394	**394**
Retained earnings	8,163	7,919	**7,936**
Total shareholders' equity	33,692	34,162	**35,202**
Total liabilities and shareholders' equity	37,096	39,999	**42,651**

Notes

- Barclays PLC is the holding company of the Barclays Group
- The HoldCo's primary assets currently are its investments in, and loans and advances made to, its sole subsidiary, Barclays Bank PLC, the operating company
- As Barclays is committed to issuing most capital and term senior unsecured debt out of the HoldCo going forward, the HoldCo balance sheet is expected to increase

Notes to the parent company balance sheet

Investment in subsidiary
The investment in subsidiary of £35,303m (Q215: £34,303m) represents investments made into Barclays Bank PLC, including £5,350m (Q215: £4,350m) of AT1 securities, £1,000m of which was issued during the quarter

Loans and advances to subsidiary and debt securities in issue
During Q315, Barclays PLC issued $1.5bn of Fixed Rate Senior Notes, JPY60bn of Fixed and Floating Rate Notes and €100m of private MTNs accounted for as debt securities in issue. The proceeds raised through these transactions were used to fund the equivalent value of Fixed and Floating Rate Senior Loans to Barclays Bank PLC, with a ranking corresponding to the notes issued by Barclays PLC

18 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Progressing with plans for structural reform Evolving group structure Barclays PLC UK ring-fenced bank • Newly established material UK bank • Barclays’ provider of retail and some corporate products to UK customers • Substantial presence in the UK market with over 16 million customers Barclays Bank PLC & international entities • Existing banking entities • International diversified business model, including international retail products, investment banking and some corporate products • Will include Barclays Bank PLC, Barclays Africa and US IHC • Key strategic priority throughout Barclays Group • Continuous dialogue with key regulators to evolve plans • Maintaining financial robustness of all parts of the group critical in our planning • Does not signify a change to capital allocation strategy • We expect to be able to share more detail on our plans towards year end or early next year subject to our ongoing discussions with regulators Barclays PLC (HoldCo) • Measured issuer of AT1 and Tier 2 capital • Expect material increase in term senior unsecured funding over time as Barclays Bank PLC term senior unsecured debt is refinanced out of the HoldCo • Diversification post structural reform retained at Barclays PLC Barclays Bank PLC and other current and future operating subsidiaries • Capital and term senior unsecured funding needs expected to be met largely through internal TLAC • Secured funding to be issued out of the operating subsidiary holding the relevant assets • Barclays Bank PLC will continue to issue structured notes and short-term wholesale funding (e.g. CDs, CPs and ABCPs) • Potential for some external issuance of capital and term senior unsecured debt by OpCos in local markets to meet local funding and regulatory requirements 19 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Liquidity & Funding

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Maintaining a robust liquidity position, with pool well in excess of internal and external minimum requirements

High quality liquidity pool (£bn)


127
22
62
43
149
27
85
37
142
33
79
30
Dec-13
Dec-14
Sept-15
Cash & Deposits at Central Banks
Government Bonds
Other Available Liquidity

Estimated CRD IV/Basel 3 liquidity ratios

Metric	Dec-14	Sep-15	Expected 100% requirement date
LCR[1]	124%	118%	1 January 2018
Surplus	*£30bn*	*£22bn*	

Surplus to 30-day Barclays-specific LRA (H115)[2]

	Dec-14	As at Jun-15
LRA	124%	119%
Surplus	*£29bn*	*£23bn*

Key messages

- Robust liquidity position with the Group liquidity pool at £142bn, providing a surplus to internal and external minimum requirements
- The quarterly reduction in surpluses reflects the previously anticipated funding impacts due to the reassessment of sovereign support and updated rating methodologies by credit rating agencies in H115
- Quality of the pool remains high:
  - 80% held in cash, deposits with central banks and high quality government bonds
  - 93% of government bonds are securities issued by UK, US, Japanese, French, German, Danish, Swiss and Dutch sovereigns
- Even though not a regulatory requirement, the size of our liquidity pool is 2.4x (Jun-15: 2.1x) that of wholesale debt maturing in less than a year
- As at H115, the NSFR was 106%[2]

[1] LCR estimated based on the EU delegated act | [2] Only disclosed on a semi-annual basis |

21 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

We maintain access to stable and diverse sources of funding, across customer deposits and wholesale debt

Broadly self-funded retail businesses[1] (£bn)


91%
89%
88%
351
321
349
309
347
306
Dec-13
Dec-14
Sep-15
Retail LDR
Deposits from customers
L&A to customers

Key messages

- Group Loan to Deposit Ratio (LDR) and the LDR for PCB, Barclaycard and Africa Banking at 98% and 88% respectively[1]
- Excess customer deposits in PCB, Barclaycard and Africa Banking predominantly used to fund the liquidity buffer requirements for these businesses, making them broadly self funded

Total funding


£522bn
£508bn
£490bn
14%
14%
7%
4%
62%
13%
13%
8%
4%
62%
11%
12%
8%
4%
64%
Dec-13
Dec-14
Sep-15
Customer deposits²
Secured term funding
Sub. debt
Short-term debt and other deposits
Unsecured term funding

2015 Funding Plan

- We guided to issuance of a gross amount of £10-15bn in 2015 across public and private senior unsecured, secured and subordinated debt. As of 30 September 2015, we had issued £8bn against this plan, and expect to be at the lower end of our 2015 guidance by year-end
- This is materially below total term maturities of £23bn for 2015, of which £3bn is remaining this year
- We issued £1bn of AT1 securities in the quarter, and expect to be a measured issuer of AT1 and T2 over the next few years.
- We intend to maintain access to diverse sources of wholesale funding, through different products, currencies, maturities and channels

[1] LDR for PCB, Barclaycard, Africa Banking and Non-Core retail | [2] Only contains non-Investment Bank customer deposits |

22 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Continue to access diverse wholesale funding sources across multiple products, currencies and maturities

Wholesale funding by product[1]


12%
14%
4%
15%
23%
11%
14%
7%
Depostis from banks
CDs and CPs
ABCPs
Public benchmark MTNs
Privately placed MTNs
Covered bonds/ABS
Subordinated liabilities[1]
Other[2]

Wholesale funding by maturity[1]


15%
8%
8%
5%
5%
12%
21%
26%
≤ 1 month
> 1 mth but ≤ 3 mths
> 3 mths but ≤ 6 mths
> 6 mths but ≤ 9 mths
> 9 mths but ≤ 12 mths
> 1 year but ≤ 2 years
> 2 years but ≤ 5 years
> 5 years

By currency[1]	USD	EUR	GBP	Others
As at 30 September 2015	37%	32%	15%	17%
As at 31 December 2014	35%	32%	25%	8%

Key messages

- Overall funding requirements for the Group reducing as we de-lever the balance sheet. Total wholesale funding (excluding repurchase agreements) decreased by £10bn in Q315 to £147bn; a reduction of £24bn since Dec-14
  - £60bn matures in less than one year, while £21bn matures within one month (Dec-14: £75bn and £17bn respectively)
- £8bn of term capital and funding (net of early redemptions) issued in 2015, mainly from Barclays PLC. Activity includes:
  - c.£3.9bn equivalent of public benchmark senior unsecured debt issued by Barclays PLC, including JPY60bn through a multi-tranche Samurai transaction
  - £1bn of AT1 securities issued by Barclays PLC
  - £1bn of Covered bonds issued by Barclays Bank PLC
  - c.£0.7bn equivalent of Dryrock US cards securitisations
  - Commencement of private MTN issuance from Barclays PLC
- We have £23bn of total term funding maturing in 2015 (£3bn remaining in Q415) and £13bn maturing in 2016
- Weighted Average Maturity (WAM) of wholesale funding was ≥10 years, net of liquidity pool, as at H115

[1] Given different accounting treatments, AT1 capital is not included in outstanding subordinated liabilities, while T2 contingent capital notes are included | [2] Primarily comprised of fair valued deposits (£5bn) and secured financing of physical gold (£4bn) |

23 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Asset quality

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Continuous reduction in CRL balances reflecting Barclays prudent approach to credit risk management Retail CRL % of Gross L&A Wholesale CRL % Gross L&A Increasing coverage of Group Credit Risk Loans (CRLs) and stable LLR CRLs 9,338 7,754 L&As1 475,333 487,530 Definitions • A loan becomes a CRL when evidence of deterioration has been observed. A loan may be reported in one of three categories: impaired loans, accruing past due 90 days or more, impaired or restructured loans. These may include loans which, while impaired, are still performing but have associated individual impairment allowances raised against them • LLR is the impairment charge (annualised) as a proportion of gross loans and advances 1 Loans and advances at amortised cost | 25 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Reduced exposure to Eurozone periphery (H115) Exposures by geography (Łbn)1 Exposures by asset class (Łbn) Sovereign Financial institutions Corporate Residential mortgages Other retail lending Key Messages • The vast majority of the exposures to Spain were disposed of as of 2 January 2015 • Sale of Portuguese business expected to significantly reduce exposure to Portugal once completed in Q116 • We continue to explore options to exit our other European retail and corporate exposures or materially reduce the capital they consume H1 2015 • Exposure to Eurozone periphery reduced further, down 41% to Ł25.6bn in line with Non-Core strategy • Total net exposure to Greece is Ł35m (2014: Ł27m) • Local net funding mismatches decreased—Portugal: €1.7bn funding gap (2014: €1.9bn)—Italy: €4.8bn funding gap (2014: €9.9bn) 1 Net on balance sheet | 26 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Limited commodities exposures and robust risk management Limited exposure to commodities sector… Total Wholesale Primary & Trading Limits: of which vast majority are high quality… with all exposures well balanced to manage risk… Our exposure to Oil & Gas is well balanced, with no large concentration of exposure, either by activity or geography • Majority of exposure is to oil majors and other investment grade clients • For remaining exposures, our lending is conservative—Lending to exploration and production clients, for example, is primarily collateralised reserve based lending structures Exposure to the metals and mining sector is to experienced counterparties with established track records and strong balance sheets • Majority of exposure is to diversified majors and other investment grade clients • For higher risk credits, our lending is partially mitigated by—Lower operating costs against dollar income as commodity price falls have been partially mitigated in economies where currencies have weakened—Focus on lower cost producers who are more able to cope with lower commodity prices YTD impairment is less than Ł75m across Oil & Gas and Metals & Mining • In part reflecting investment grade focus and protection provided by reserve based lending Only 3% of wholesale credit exposures are to the Oil & Gas and Metals & Mining sectors 1 Strong Graded defined as DG (Default Grade) band 7-11; Investment Grade defined as DG 6 or better. Definitions of DG provided on page 146 of Barclays PLC 2014 Annual Report | 27 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Credit ratings

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Industry-wide Credit Rating Agency (CRA) actions in H115 reflected evolving bank resolution frameworks

Ratings[1]	S&P	Moody's	Fitch
Standalone rating	bbb+	baa2	a
Barclays PLC (B PLC - HoldCo)			
Senior long-term	BBB/Stable	Baa3/Stable	A/Stable
Senior short-term	A-2	P-3	F1
Tier 2	BB+	Baa3	A-
AT1	B+	Ba2	BB+
Barclays Bank PLC (BB PLC - OpCo)			
Senior long-term	A-/Stable	A2/Stable	A/Stable
Senior short-term	A-2	P-1	F1
T2 CoCos	BB+	-	BBB-
UT2	BB+	Ba1	BBB
LT2	BBB-	Baa3/Ba1	A-
Tier 1	BB	Ba1/Ba2	BBB-/BB+
Rating action H115 – Industry wide	Actions taken on certain UK, German, Austrian and Swiss non-operating holding companies and operating companies following reassessment of government support and review of "Additional Loss Absorbing Capacity" (ALAC)	Bank rating actions globally following implementation of new bank rating methodology and reassessment of the likelihood of sovereign support	Actions taken on banks in the EU, global systemically important banks in the US and Switzerland, and on banks in Hong Kong on 19 May 2015
Rating action H115 – Barclays specific	B PLC: • **3 February 2015:** long-term senior rating downgraded by two notches to BBB due to removal of government support • **9 June 2015:** AT1 securities upgraded by one notch to B+ BB PLC: • **9 June 2015:** senior long- and short-term ratings downgraded by one notch to A-/A-2 due to removal of government support, partially offset by ALAC	B PLC: • **28 May 2015:** long-term senior rating downgraded by three notches to Baa3 and short-term by one notch to P-3 due to removal of sovereign support • **28 May 2015:** subordinate ratings upgraded by one notch to Baa3 due to application of "loss given failure" analysis BB PLC: • **17 March 2015:** senior ratings affirmed and outlook changed to Stable	B PLC and BB PLC: • **19 May 2015:** long- and short-term senior ratings affirmed as Barclays standalone credit rating was rated at the previous Sovereign Support Floor and therefore did not benefit from sovereign support uplift

- Barclays' ratings carry a stable outlook with S&P, Moody's and Fitch with no changes during Q315
- Industry-wide CRA action in H115 were driven by evolving resolution frameworks which involved:
  - The reassessment of the likelihood of sovereign support for senior creditors resulting in downward pressure on senior credit ratings
  - Rating methodology updates and changes to reflect cushion of junior debt that would absorb losses ahead of senior bank creditors partially or fully offsetting sovereign support notch removal
- There was no impact on Barclays' standalone credit ratings
- Action on senior HoldCo debt more punitive:
  - Uplift for junior debt cushions to offset sovereign support notch removal not provided, and/or
  - Expected increase in thickness of the senior HoldCo layer which will benefit LGD over time not taken into account
- As implementation of bank resolution frameworks are progressing at different paces across jurisdictions, timelines for CRA action differ

[1] Definitions of securities classes for comparison purposes and not necessarily in line with the respective CRA's own definitions

29 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Demonstrating further strengthening of Barclays already solid credit profile1 • Diversified international bank focused on delivering more sustainable and Strategy driving simpler, focused improved returns and balanced Group structure • Focused on high growth businesses where we have competitive advantage, eliminating marginal or declining businesses Core businesses performing • Core businesses delivered adjusted Return on Equity (RoE) of 10.5% well and Non-Core shrinking on every measure • Non-Core dilution on Group RoE of (3.4%) • Solid CET1 ratio of 11.1% and good track record of managing RWAs as Capital and leverage ratios we run-down Non-Core and reinvest in Core businesses continue to improve • Leverage ratio of 4.2% . Additional planned reductions in leverage exposure mainly through reductions in Non-Core Robust liquidity position and • Robust liquidity position with 118% Liquidity Coverage Ratio (LCR) well diversified funding profile • Diversified funding base, combining customer deposits and wholesale funding, in multiple currencies, formats and tenors • Progressing plans on structural reform Regulation • Proactive and practical approach to managing regulatory changes • Established track record of adapting to regulatory developments 1 Figures as at YTD Sep-15 unless otherwise stated 30 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Appendix

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Accelerating delivery of shareholder value 1 Strategy – focus on what we are good at and where we are good at it • Focus on three major core markets – UK, US and South Africa—With appropriate international network • Take advantage of increased synergies and cross-selling between businesses • Accelerate Non-Core run-down • Build on strong Investment Bank performance to generate sustainable economic returns • Continue to progress our UK and US structural reform plans • Emphasise digital innovation and legacy platform improvements to drive efficiency and customer penetration 2 Value Creation • Increase revenue growth to at least market growth • Reallocate capital to the Core • Reallocate costs from unproductive activities • Resolve remaining conduct issues • New Non-Core guidance of c.Ł20bn RWAs in 2017, when we expect to reintegrate • A high and progressive dividend needs to make up a significant portion of annual shareholder return over time—Prudent to hold dividend at 6.5p for 2015 • Committed to other 2016 targets, and over time will:—Continue to improve CET1 ratio to end-state—Bring down our cost to income ratio into the mid ‘50s—Generate a Return on Equity above the Cost of Equity 3 High performance ethic with strong values and customer focus • Evaluate the balance between customers and clients, staff, community and shareholders • Build a customer -led culture • More external and less internal focused • Streamline processes and increase individual accountability • Decentralise activities back into the businesses • Accelerate the work on culture and values 32 | Barclays Q3 2015 Fixed Income Investor Presentation As presented at H115 Results

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Repositioning and simplifying Barclays Rightsizing and focusing the Investment Bank Establishing a dedicated Non-Core unit and a new Personal and Corporate Banking business Allocating capital to growth businesses Delivering a structurally lower cost base Generating higher and more sustainable returns 33 | Barclays Q3 2015 Fixed Income Investor Presentation As presented at the Group Strategy Update on 8 May 2014

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Simpler, focused and balanced structure

Barclays Group

Personal and Corporate Banking	Barclaycard	Africa Banking	Investment Bank	Non-Core
PBT £855m RWAs £122bn	PBT £508m RWAs £41bn	PBT £251m RWAs £36bn	PBT £317m RWAs £121bn	LBT £337m RWAs £55bn

Adjusted results[1]

Income	£6.1bn	Risk weighted assets (RWA)	£327bn
Impairment	£(0.5bn)	Average allocated equity	£48bn
Operating expenses	£(3.9bn)	Return on average equity (RoE)	9.5%
Profit before tax (PBT)	£1.8bn	Return on tangible equity (RoTE)	11.4%

RoE drag	(3.8%)

All figures for quarter ended Q315

[1] Includes Head Office as part of Core, representing £8bn RWAs and £167m loss before tax

34 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Progress on targets/updated guidance

		Target/Guidance	Sep-15	Status
Capital	Fully-loaded CET1 ratio in 2016	>11%	11.1%	✓
Leverage	Leverage ratio in 2016	>4%	4.2%	✓
Costs	Group adjusted costs[1] in 2014	£17.0bn	£16.9bn in 2014	✓
	Group adjusted costs[1] in 2015	£16.3bn	£11.9bn	c.£16.3bn
Non-Core run-down	RWAs	£45bn in 2016	£55bn	Accelerated £20bn in 2017

Updated 2016 guidance		Previous	New
Core costs	Costs[1]	<£14.5bn	£14.5bn + c.£0.4bn SRP implementation costs
Core returns	RoE[2]	>12%	11%
Non-Core	Returns[1]/costs	RoE drag <(3%)	Cost run-rate of £125m per quarter from Q416[3]

Targeting a cost to income ratio in the mid-50s over time

[1] Excluding Costs to Achieve | [2] Excluding Costs to Achieve but including SRP implementation costs | [3] Excluding UK Bank Levy, litigation and conduct charges and CTA |

35 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Core RoE guidance for 2016 updated to 11% Return on Equity1 (%) Average allocated equity (Łbn) 1 Excluding Costs to Achieve but including SRP implementation costs | 36 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Increased returns across all Core operating businesses 1 Includes Head Office | 37 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Core income: Growth in Q3 net interest income and margin Income (Łm) – YoY % Three months ended Sep-14 Jun-15 Sep-15 change – Net interest income 2,949 3,006 3,009 2% – Non-interest income 1,338 1,336 1,324 (1%) Income for retail and corporate businesses1 4,287 4,342 4,333 1% Investment Bank 1,665 2,150 1,811 9% Head Office 56 28 (42) <(200%) Total income 6,008 6,520 6,102 2% • Total income in our retail and corporate businesses 1 increased 1% year-on-year to Ł4.3bn driven primarily by business growth in Barclaycard • Net interest income grew 2%, driven by increased customer assets and NIM in Corporate and Barclaycard • Non-interest income decreased 1%, reflecting lower fees and US Wealth income in PCB Net interest margin 1 (bps) • NIM increased 1bp year-on-year to 417bps, measured across PCB, Barclaycard and Africa Banking—Barclaycard NIM improved 42bps to 9.26%—PCB NIM decreased 8bps to 2.97% Income (Łbn) 1 For PCB, Barclaycard and Africa Banking | 2 Increased 4% on a constant currency basis | 38 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Group, Core and Non-Core cost guidance Group adjusted cost targets/guidance1 (Łbn) Non-Core SRP implementation costs Core Bank Levy and litigation and conduct costs Underlying Core costs Non-Core guidance: Run-rate of Ł125m per quarter from Q4162 2016 Core guidance: Ł14.5bn + c.Ł0.4bn SRP implementation costs Material reduction in costs since 2013 absorbing increased UK Bank Levy, litigation and conduct charges and SRP implementation costs 1 Excluding CTA | 2 Excluding UK Bank Levy, litigation and conduct charges and CTA | 39 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

PCB: PBT up 8% and RoE of 14.4%

Three months ended (£m)	Sep-14	Sep-15	% change
– *Personal*	*1,061*	*1,018*	*(4%)*
– *Corporate*	*902*	*935*	*4%*
– *Wealth*	*273*	*227*	*(17%)*
Income	2,236	2,180	(3%)
Impairment	(129)	(82)	36%
– *Operating expenses*	*(1,222)*	*(1,185)*	*3%*
– *Costs to achieve*	*(90)*	*(65)*	*28%*
– *Litigation and conduct*	*(10)*	*(6)*	*40%*
Total operating expenses	(1,322)	(1,256)	5%
Profit before tax	789	855	8%
Attributable profit	578	646	12%
Financial performance measures			
Average allocated equity	£17.5bn	£18.1bn	
Return on average tangible equity	17.8%	19.2%	
Return on average equity	13.4%	14.4%	
Cost:income ratio	59%	58%	
Loan loss rate	23bps	14bps	
Net interest margin	3.05%	2.97%	
	Jun-15	Sep-15	
Loans and advances to customers	£217.5bn	£220.8bn	
Customer deposits	£298.5bn	£302.5bn	
CRD IV RWAs	£120.6bn	£122.2bn	

Financial performance

- Highest quarterly RoE since 2012 of 14.4%
- PBT increased 8% to £855m
- Income decreased 3% to £2,180m
  - Corporate income increased 4% due to improved deposit margins and balance growth in both lending and deposits, partially offset by reduced margins in the lending business
  - Personal income reduced 4% driven by mortgage margin pressure and a reduction in fee income, partially offset by improved deposit margins and balances
  - Wealth income reduced 17% primarily as a result of the impact of the announced disposal of the US Wealth business
  - Net interest income remained flat. Net interest margin decreased 8bps to 2.97%
- Impairment reduced 36% to £82m due to the improving economic environment in the UK resulting in lower default rates and charges across all businesses
  - The loan loss rate reduced 9bps to 14bps
- Costs reduced 5% to £1,256m reflecting savings realised from strategic cost programmes relating to restructuring of the branch network and technology improvements to increase automation

40 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Digital is Barclays' biggest branch

PCB Retail

	2013	2014	September 2015
Digitally active	5.3m	6.3m	6.7m
Barclays Mobile Banking (BMB) Customers	2.3m	3.6m	4.5m
Payments and transfers (monthly)	£13.3bn	£16.1bn	£18.4bn[1]
Unsecured lending completed digitally end to end (yearly)	£0.5bn	£1.05bn	£1.18bn[1]

Online unsecured lending has a cost to income ratio in the low 20's

[1] Sep-15 YTD |

41 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Barclaycard: Continued growth; PBT up 40% and RoE 22.5%

Three months ended (£m)	Sep-14	Sep-15	% change
Income	1,123	1,292	15%
Impairment	(284)	(285)	-
– *Operating expenses*	*(449)*	*(480)*	*(7%)*
– *Costs to achieve*	*(32)*	*(27)*	*16%*
Total operating expenses	(481)	(507)	(5%)
Profit before tax	362	508	40%
Attributable profit	262	353	35%
Financial performance measures			
Average allocated equity	£6.0bn	£6.3bn	
Return on average tangible equity	21.8%	28.3%	
Return on average equity	17.5%	22.5%	
Cost:income ratio	43%	39%	
Loan loss rate	309bps	271bps	
Net interest margin	8.84%	9.26%	
	Jun-15	**Sep-15**	
Loans and advances to customers	£36.9bn	£38.2bn	
Customer deposits	£7.7bn	£8.3bn	
CRD IV RWAs	£40.3bn	£40.7bn	

Financial performance

- Record profit in Q3 and year to date 2015
  - PBT increased 40% to £0.5bn. RoE improved to 22.5%
- Income increased 15% to £1.3bn driven by business growth in US Cards and the appreciation of average USD against GBP, partially offset by the impact of rate capping from European Interchange Fee Regulation
  - Net interest income increased 15% to £904m reflecting growth in interest earning lending
  - Net interest margin increased 42bps to 9.26%
- Impairment was flat at £285m and the loan loss rate reduced 38bps to 271bps
- Costs increased 5% to £507m primarily driven by continued investment in business growth and the appreciation of average USD against GBP
  - Also impacted by a non-recurring intangible asset write-off of £55m

42 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Africa Banking: RoTE of 13.3% in a challenging environment

Three months ended (£m)	Sep-14	Sep-15	% change
Income	928	861	(7%)
Impairment	(74)	(69)	7%
– *Operating expenses*	*(572)*	*(536)*	*6%*
– *Costs to achieve*	*(11)*	*(7)*	*36%*
– *Litigation and conduct*	*(1)*	*-*	*-*
Total operating expenses	(584)	(543)	7%
Profit before tax	272	251	(8%)
Attributable profit	91	90	(1%)

Financial performance measures		
Average allocated equity[3]	£3.8bn	£3.7bn
Return on average tangible equity[3]	13.1%	13.3%
Return on average equity[3]	9.5%	9.7%
Cost:income ratio	63%	63%
Loan loss rate	79bps	79bps
Net interest margin	6.12%	5.96%

	Jun-15	Sep-15
Loans and advances to customers	£33.8bn	£31.7bn
Customer deposits	£34.4bn	£31.8bn
CRD IV RWAs	£36.4bn	£36.0bn

Constant currency[1]	Sep-14	Sep-15	% change
Income	828	861	4%
Impairment	(65)	(69)	(6%)
– *Operating expenses*	*(513)*	*(536)*	*(4%)*
– *Costs to achieve*	*(9)*	*(7)*	*22%*
Total operating expenses	(522)	(543)	(4%)
Profit before tax	242	251	4%
Attributable profit	78	90	15%

Financial performance[2]

Based on average rates, the ZAR depreciated against GBP by 12% in Q315 vs. Q314. On a constant currency basis:

- Profit before tax increased 4% to £251m
- Income increased 4% to £861m driven by solid performance in Retail and Business Banking (RBB), both in and outside of South Africa, as well as strong growth in Corporate
  - Net interest income increased 4% to £499m driven by higher average loans and advances in Corporate and Investment Banking and growth in customer deposits in RBB
- Impairment increased 6% to £69m reflecting marginally higher charges across portfolios
- Costs increased 4% to £543m reflecting higher staff costs due to inflationary increases, partially offset by savings from strategic cost programmes

[1] Constant currency results are calculated by converting ZAR results into GBP using the average exchange rate for the three months ended 30 September 2015 to eliminate the impact of movement in exchange rates between the reporting periods | [2] Africa Banking business unit performance based on BAGL results in addition to Egypt and Zimbabwe | [3] Barclays share of the statutory equity of the BAGL entity (together with that of the Barclays Egypt and Zimbabwe businesses which remain outside the BAGL corporate entity), as well as the Barclays' goodwill on acquisition of these businesses. The tangible equity for RoTE uses the same basis but excludes both the Barclays' goodwill on acquisition and the goodwill and intangibles held within the BAGL statutory equity |

43 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Investment Bank: PBT up 12% with a 9% increase in income

Three months ended (£m)	Sep-14	Sep-15	% change
Banking	547	657	20%
Markets	1,120	1,154	3%
– *Credit*	*255*	*228*	*(11%)*
– *Equities*	*395*	*441*	*12%*
– *Macro*	*470*	*485*	*3%*
Income[1]	1,665	1,811	9%
Impairment	(5)	(35)	>(200%)
– *Operating expenses*	*(1,305)*	*(1,321)*	*(1%)*
– *Costs to achieve*	*(70)*	*(94)*	*(34%)*
– *Litigation and conduct*	*(1)*	*(44)*	*>(200%)*
Total operating expenses	(1,376)	(1,459)	(6%)
Profit before tax	284	317	12%
Attributable profit	112	182	63%
Financial performance measures			
Average allocated equity	£15.0bn	£14.6bn	
Return on average tangible equity	3.3%	5.5%	
Return on average equity	3.1%	5.2%	
Cost:income ratio	83%	81%	
	Jun-15	Sep-15	
CRD IV RWAs	£115.3bn	£120.5bn	

Financial performance

- Profit before tax increased 12% to £317m
- Total income increased 9% to £1.8bn
  - Banking increased 20% to £0.7bn driven by higher advisory, debt underwriting fees and lending income, partially offset by a decrease in equity underwriting fees
  - Markets increased 3% to £1.2bn
    - Equities increased 12% to £441m due to higher income in cash equities and equity derivatives
    - Macro increased 3% to £485m due to higher income in rates and currency products, reflecting increased market volatility
    - Credit decreased 11% to £228m driven by lower income in securitised products and distressed credit, partially offset by higher revenues in the flow businesses
- Impairment increased £30m to £35m due to single name exposures
- Costs increased 6% to £1.5bn primarily reflecting higher CTA due to accelerated strategic cost programmes, including business restructuring, operational streamlining and real estate rationalisation, and increased litigation and conduct charges

[1] Includes 'Other' income

44 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE OVERVIEW | CAPITAL & LEVERAGE | HOLDCO TRANSITION & STRUCTURAL REFORM | LIQUIDITY & FUNDING | ASSET QUALITY | CREDIT RATING | APPENDIX

Wholesale funding composition[1]

As at 30 September 2015 (£bn)	≤1 month	>1 month but ≤3 months	>3 months but ≤6 months	>6 months but ≤9 months	>9 months but ≤12 months	Total ≤1 year	>1 year but ≤2 years	>2 years but ≤5 years	>5 years	Total
Barclays PLC										
Senior unsecured MTNs (public benchmark)	-	-	-	-	-	-	-	2.6	3.2	5.8
Senior unsecured MTNs (private placements)	-	-	-	-	-	-	-	0.1	-	0.1
Subordinated liabilities	-	-	-	-	-	-	-	-	0.8	0.8
Barclays Bank PLC										
Deposits from banks	11.6	2.8	1.2	0.9	0.5	17.0	0.1	0.2	0.2	17.5
Certificates of deposit and commercial paper	2.9	3.6	5.0	3.0	2.0	16.5	1.1	1.9	0.6	20.1
Asset backed commercial paper	3.4	2.3	0.2	-	-	5.9	-	-	-	5.9
Senior unsecured MTNs (public benchmark)	-	-	1.3	-	1.4	2.7	3.6	5.9	3.9	16.1
Senior unsecured MTNs (private placement)[2]	0.4	1.4	2.0	2.3	2.1	8.2	6.3	10.7	8.6	33.8
Covered bonds / ABS	0.2	-	0.9	1.1	-	2.2	5.8	4.8	4.2	17.0
Subordinated liabilities	-	-	-	-	-	-	-	3.8	15.5	19.3
Other[3]	2.9	1.8	1.4	0.3	1.1	7.5	0.9	1.0	1.6	11.0
Total	21.4	11.9	12.0	7.6	7.1	60.0	17.8	31.0	38.6	147.4
Total as at 30 June 2015	20.4	19.1	11.4	10.2	6.8	67.9	18.8	32.2	38.1	157.0

[1] The composition of wholesale funds comprises the balance sheet reported Deposits from Banks, Financial liabilities at Fair Value, Debt Securities in Issue and Subordinated Liabilities, excluding cash collateral and settlement balances. It also does not include collateral swaps, including participation in the Bank of England's Funding for Lending Scheme | [2] Includes structured notes of £28bn, £7bn of which matures within one year | [3] Primarily comprised of fair value deposits £5bn and secured financing of physical gold £4bn |

45 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM Barclays Bank PLC term senior unsecured debt maturity profile BB PLC structured notes (Ł28bn total) BB PLC term senior unsecured debt (Ł21bn total) 46 | Barclays Q3 2015 Fixed Income Investor Presentation

PERFORMANCE HOLDCO TRANSITION CAPITAL & LEVERAGE LIQUIDITY & FUNDING ASSET QUALITY CREDIT RATING APPENDIX OVERVIEW & STRUCTURAL REFORM In line with the European Bank Recovery & Resolution Directive the UK Banking Act includes a statutory bail -in power Overview • Statutory bail-in of debt is a key part of the regulatory response to the financial crisis, aimed at avoiding the bail-out of failing financial institutions with tax-payer funds • European Bank Recovery and Resolution Directive (“BRRD”): a European -wide framework for the recovery and resolution of credit institutions and investment firms: – Statutory “bail-in” power in respect of eligible liabilities, to be implemented in home state legislation by no later than 1 January 2016 (Article 130) – Requirement for eligible liabilities governed by non-EEA laws to include a contractual recognition by creditors that they are bound by any exercise of the statutory bail-in power (Article 55) • UK Banking Act: in line with the BRRD, the UK Banking Act was amended in January 2015 to include a “bail-in option” available to the UK resolution authority, enabling it to recapitalise a failed institution by allocating losses to its shareholders and unsecured creditors by writing down and/or converting their claims to equity: – Certain liabilities excluded from scope, such as insured deposits, secured liabilities (Section 48B(8)) – Powers to be exercised broadly in a manner that respects the CRR capital hierarchy, and otherwise in accordance with the hierarchy of claims in liquidation – Principle that at least senior creditors should receive no less favourable treatment than they would have received in an insolvency Considerations for Bondholders • Under Depositor Preference, the BRRD introduces seniority of deposits from natural persons and SMEs over wholesale liabilities • The scope of the UK bail-in power extends to include all outstanding unsecured wholesale liabilities of original tenor greater than 7 days • Liabilities issued prior to the introduction of the statutory bail-in power, including those issued under non-EEA governing laws, may be subject to bail-in irrespective of issuance date, unless they are ‘excluded liabilities’ (i.e. all outstanding unsecured liabilities with an original tenor greater than 7 days may be subject to bail-in). Guiding principle is that the bail-in power should be exercised in accordance with the CRR capital hierarchy, and otherwise in accordance with ordinary creditor hierarchy and that creditors holding eligible liabilities of equal rank should be treated equally • In accordance with rules made by the PRA (reflecting Article 55 of the BRRD), Barclays has begun including in the terms of its wholesale term debt securities, governed by non-EEA laws, a provision whereby investors acknowledge the scope of, and agree to be bound by, the UK bail-in power • Note, the inclusion of such an acknowledgement is not intended to change the ranking or treatment of such non-EEA law governed instruments relative to EEA law governed instruments in respect of a UK bail-in, rather it clarifies that all such instruments should be treated equally in the event of a UK bail-in 47 | Barclays Q3 2015 Fixed Income Investor Presentation

Contact – Debt Investor Relations Team Lisa Bartrip +44 (0)20 7773 0708 lisa.bartrip@barclays. com Sofia Lonnqvist +44 (0)20 7116 5716 sofia.lonnqvist@barclays. com Dan Colvin +44 (0)20 7116 6533 daniel.colvin@barclays. com Website: barclays. com/barclays -investor -relations. html 48 | Barclays Q3 2015 Fixed Income Investor Presentation

Disclaimer Important Notice The information, statements and opinions in this presentation do not constitute a public offer under any applicable legislation, an offer to sell or solicitation of an offer to buy any securities or financial instruments, or any advice or recommendation with respect to such securities or financial instruments. Barclays has filed a registration statement (including a prospectus) and has filed, or will file, a prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering of securities to which this presentation relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement relating to the offering of the securities to which this presentation relates (when filed) and other documents that Barclays will file with the SEC. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847. Forward -Looking Statements This presentation contains certain forward -looking statements within the meaning of Section 21E of the US Securities Exchange Act of 1934, as amended, and Section 27A of the US Securities Act of 1933, as amended, with respect to the Group. Barclays cautions readers that no forward -looking statement is a guarantee of future performance and that actual results or other financial condition or performance measures could differ materially from those contained in the forward -looking statements. These forward -looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward -looking statements sometimes use words such as ‘may’, ‘will’, ‘seek’, ‘continue’, ‘aim’, ‘anticipate’, ‘target’, ‘projected’, ‘expect’, ‘estimate’, ‘intend’, ‘plan’, ‘goal’, ‘believe’, ‘achieve’ or other words of similar meaning. Examples of forward -looking statements include, among others, statements regarding the Group’s future financial position, income growth, assets, impairment charges and provisions, business strategy, capital, leverage and other regulatory ratios, payment of dividends (including dividend pay-out ratios), projected levels of growth in the banking and financial markets, projected costs or savings, original and revised commitments and targets in connection with the strategic cost programme and the Group Strategy Update, rundown of assets and businesses within Barclays Non-Core, estimates of capital expenditures and plans and objectives for future operations, projected employee numbers and other statements that are not historical fact. By their nature, forward -looking statements involve risk and uncertainty because they relate to future events and circumstances. These may be affected by changes in legislation, the development of standards and interpretations under IFRS, evolving practices with regard to the interpretation and application of accounting and regulatory standards, the outcome of current and future legal proceedings and regulatory investigations, future levels of conduct provisions, the policies and actions of governmental and regulatory authorities, geopolitical risks and the impact of competition. In addition, factors including (but not limited to) the following may have an effect: capital, leverage and other regulatory rules (including with regard to the future structure of the Group) applicable to past, current and future periods; UK, US, Africa, Eurozone and global macroeconomic and business conditions; the effects of continued volatility in credit markets; market related risks such as changes in interest rates and foreign exchange rates; effects of changes in valuation of credit market exposures; changes in valuation of issued securities; volatility in capital markets; changes in credit ratings of any entities within the Group or any securities issued by such entities; the potential for one or more countries exiting the Eurozone; the implementation of the strategic cost programme; and the success of future acquisitions, disposals and other strategic transactions. A number of these influences and factors are beyond the Group’s control. As a result, the Group’s actual future results, dividend payments, and capital and leverage ratios may differ materially from the plans, goals, and expectations set forth in the Group’s forward -looking statements. Additional risks and factors are identified in our filings with the SEC (including, without limitation, our Annual Report on Form 20-F for the fiscal year ended 31 December 2014), which are available on the SEC’s website at http://www. sec.gov. Subject to our obligations under the applicable laws and regulations of the United Kingdom and the United States in relation to disclosure and ongoing information, we undertake no obligation to update publicly or revise any forward looking statements, whether as a result of new information, future events or otherwise. 49 | Barclays Q3 2015 Fixed Income Investor Presentation

Disclaimer Certain Non-IFRS Measures Barclays management believes that the non-International Financial Reporting Standards (non-IFRS) measures included in this presentation provide valuable information to readers of its financial statements because they enable the reader to identify a more consistent basis for comparing the business’ performance between financial periods, and provide more detail concerning the elements of performance which the managers of these businesses are most directly able to influence or are relevant for an assessment of the Group. They also reflect an important aspect of the way in which operating targets are defined and performance is monitored by Barclays management. However, any non-IFRS measures in this presentation are not a substitute for IFRS measures and readers should consider the IFRS measures as well. As management reviews the adjusting items described below at a Group level, segmental results are presented excluding these items in accordance with IFRS 8; “Operating Segments” . Statutory and adjusted performance is reconciled at a Group level only. Certain key non-IFRS measures that may be included in this presentation and the most directly comparable IFRS measures are described below. Quantitative reconciliations of these measures to the relevant IFRS measures are included in Exhibit 99.1 of the Barclays’ Form 6-K filed with the SEC on October 29, 2015 (Film No. 151183085) (the “October 29 Form 6-K”) (available at http://www. sec.gov/Archives/edgar/data/312069/000119312515357665/d77368dex991. ) htm and such quantitative reconciliations are incorporated by reference into this presentation. • Adjusted profit before tax is the non-IFRS equivalent of profit before tax as it excludes the impact of own credit, goodwill impairment, provisions for UK customer redress, gain on US Lehman acquisition assets, provisions for ongoing investigations and litigation including Foreign Exchange, losses on sale relating to the Spanish and Portuguese businesses; Education, Social Housing, and Local Authority (ESHLA) valuation revision, and gain on valuation of a component of the defined retirement benefit liability. A reconciliation to IFRS is presented on page 2 of the October 29 Form 6-K; • Adjusted profit after tax represents profit after tax, excluding the impact of tax on adjusting items. A reconciliation to IFRS is presented on page 2 of the October 29 Form 6-K for the Group; • Adjusted attributable profit represents adjusted profit after tax less profit attributable to non-controlling interests. The comparable IFRS measure is attributable profit; • Adjusted income and adjusted total income net of insurance claims represents total income net of insurance claims excluding the impact of own credit, ESHLA valuation revision and gain on US Lehman acquisition assets. A reconciliation to IFRS is presented on page 2 of the October 29 Form 6-K for the Group; • Adjusted net operating income represents net operating income excluding the impact of own credit, ESHLA valuation revision and gain on US Lehman acquisition assets. A reconciliation to IFRS is presented on page 2 of the October 29 Form 6-K for the Group; • Adjusted total operating expenses represents operating expenses excluding goodwill impairment, provisions for UK customer redress, provisions for ongoing investigations and litigation including Foreign Exchange and gain on valuation of a component of the defined retirement benefit liability. A reconciliation to IFRS is presented on page 2 of the October 29 Form 6-K for the Group; • Adjusted operating expenses represents adjusted total operating expenses excluding cost to achieve and UK bank levy. A reconciliation to IFRS is presented on page 2 of the October 29 Form 6-K for the Group; • Adjusted litigation and conduct represents litigation and conduct excluding provisions for UK customer redress and provisions for ongoing investigations and litigation including Foreign Exchange. A reconciliation to IFRS is presented on page 2 of the October 29 Form 6-K for the Group; • Adjusted basic earnings per share represents adjusted attributable profit divided by the basic weighted average number of shares in issue. The comparable IFRS measure is basic earnings per share, which represents profit after tax and non-controlling interests, divided by the basic weighted average number of shares in issue; • Adjusted cost: income ratio represents cost: income ratio excluding the impact of own credit; provisions for UK customer redress; gain on US Lehman acquisition assets; provisions for ongoing investigations and litigation including Foreign Exchange and gain on valuation of a component of the defined retirement benefit liability. The comparable IFRS measure is cost: income ratio, which represents operating expenses to income net of insurance claims. A reconciliation to IFRS is presented on page 2 of the October 29 Form 6-K for the Group; • Adjusted return on average shareholders’ equity represents annualised adjusted profit after tax for the period attributable to ordinary shareholders, including an adjustment for the tax credit in reserves in respect of other equity instruments, as a proportion of average shareholders’ equity, excluding non-controlling interests, the impact of own credit on retained earnings, and other equity instruments. The comparable IFRS measure is return on average shareholders’ equity which represents annualised profit after tax for the period attributable to ordinary shareholders, including an adjustment for the tax credit in reserves in respect of other equity instruments, as a proportion of average shareholders’ equity, excluding non-controlling interests and other equity instruments; 50 | Barclays Q3 2015 Fixed Income Investor Presentation

Disclaimer • Adjusted return on average tangible shareholders’ equity represents annualised adjusted profit after tax for the period attributable to ordinary shareholders, including an adjustment for the tax credit in reserves in respect of other equity instruments, as a proportion of average shareholders’ equity excluding non-controlling interests, the impact of own credit on retained earnings, and other equity instruments adjusted for the deduction of intangible assets and goodwill. The comparable IFRS measure is return on average tangible shareholders’ equity which represents annualised profit after tax for the period attributable to ordinary shareholders, including an adjustment for the tax credit in reserves in respect of other equity instruments, as a proportion of average shareholders’ equity excluding non-controlling interests and other equity instruments adjusted for the deduction of intangible assets and goodwill; • Barclays Core results are non-IFRS measures because they represent the sum of five Operating Segments, each of which is prepared in accordance with IFRS 8 Operating Segments: Personal and Corporate Banking, Barclaycard, Africa Banking, Investment Bank and Head Office. A reconciliation to the corresponding statutory Group measures is provided on page 3 of the October 29 Form 6-K; • Constant currency results in Africa Banking (page 9 of the October 29 Form 6-K) are calculated by converting ZAR results for both reporting periods into GBP using the average exchange rate for the nine months ended 30 September 2015 for the income statement and the 30 September 2015 closing exchange rate for the balance sheet to eliminate the impact of movement in exchange rates between the reporting periods. For the Results by quarter table (page 16 of the October 29 Form 6-K) ZAR results for all periods disclosed are converted into GBP using the average exchange rate for the three months ended 30 September 2015 for the income statement and the 30 September 2015 closing exchange rate for the balance sheet; • Liquidity Coverage Ratio (LCR) is calculated according to the Commission Delegated Regulation of October 2014 that supplements Regulation (EU) 575/2013 (CRDIV) published by the European Commission in June 2013. The metric is a ratio that is not yet fully implemented in local regulations and, as such, represents a non-IFRS measure; • Net Stable Funding Ratio (NSFR) is calculated according to the definition and methodology detailed in the standard provided by the Basel Committee on Banking Supervision. The original guidelines released in December 2010 (‘Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring’, December 2010) were revised for in October 2014 (‘Basel III: The Net Stable Funding Ratio’, October 2014). The metric is a regulatory ratio that is not yet finalised in local regulations and, as such, represents a non-IFRS measure. This definition and the methodology used to calculate this metric is subject to further revisions ahead of the implementation date and our interpretation of this calculation may not be consistent with that of other financial institutions; • Transitional CET1 ratio according to FSA October 2012. This measure is calculated by taking into account the statement of the Financial Services Authority, the predecessor of the Prudential Regulation Authority, on CRD IV transitional provisions in October 2012, assuming such provisions were applied as at 1 January 2014. This ratio is used as the relevant measure starting 1 January 2014 for purposes of determining whether the automatic write-down trigger (specified as a Transitional CET1 ratio according to FSA October 2012 of less than 7.00%) has occurred under the terms of the Contingent Capital Notes issued by Barclays Bank PLC on November 21, 2012 (CUSIP: 06740L8C2) and April 10, 2013 (CUSIP: 06739FHK0) . Please refer to page 24 of the October 29 Form 6-K for a reconciliation of this measure to CRD IV CET1 ratio; and • The estimate of “Proxy Total Loss Absorbing Capacity (TLAC) ratio” reflects Barclays’ current understanding of how the Financial Stability Board’s Consultative Document on “Adequacy of loss-absorbing capacity of global systemically important banks in resolution” may be implemented in the United Kingdom. The estimate reflects certain assumptions on the inclusion or exclusion of certain liabilities where further regulatory guidance is necessary. Evolving regulation, including the implementation of MREL beginning 1 Jan 2016 and any subsequent regulatory policy interpretations, may require a change to the current approach. As such metric is subject to further regulatory guidance and it is not yet implemented in local regulations, the estimate of this metric represents a non-IFRS measure and is presented in this presentation for illustrative purposes only. 51 | Barclays Q3 2015 Fixed Income Investor Presentation